                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. __)


                               Tickets.com, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   88633M10
--------------------------------------------------------------------------------
                                (CUSIP Number)



--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [X] Rule 13d-1(d)







The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


-----------------------                               --------------------------
CUSIP No.  88633M10                                        Page 2 of 4 pages
-----------------------                               --------------------------


           NAME OF REPORTING PERSON
   1       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
           At Home Corporation    77-0408542
--------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
   2                                                                  (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware corporation

--------------------------------------------------------------------------------
    NUMBER          5  SOLE VOTING POWER

      OF               3,900,002

    SHARES          ------------------------------------------------------------
                    6  SHARED VOTING POWER
 BENEFICIALLY
                       -0-
     OWNED
                    ------------------------------------------------------------
      BY            7  SOLE DISPOSITIVE POWER

     EACH              3,900,002

  REPORTING         ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER
    PERSON
                       -0-
     WITH
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           3,900,002

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    [_]
           SHARES (See Instructions)

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           6.6%

--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)
           CO

--------------------------------------------------------------------------------

                                  SCHEDULE 13G


-----------------------                               --------------------------
CUSIP No.  88633M10                                        Page 3 of 4 pages
-----------------------                               --------------------------




Item 1.
          (a)  Name of Issuer:
               --------------
               Tickets.com, Inc.

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------
               555 Anton Blvd.
               12th Floor
               Costa Mesa, CA  92626

Item 2.
          (a)  Name of Person Filing:
               ---------------------
               At Home Corporation

          (b)  Address of Principal Business Office:
               ------------------------------------
               450 Broadway St.
               Redwood City, CA  94063

          (c)  Citizenship:
               -----------
               Delaware corporation

          (d)  Title of Class of Securities:
               ----------------------------
               Common Stock

          (e)  CUSIP Number:
               ------------
               88633M10

Item 3.

Item 4.   Ownership.

          (a)  Amount beneficially owned:
               --------------------------
               3,900,002

          (b)  Percent of class:
               ----------------
               6.6%

          (c)  Number of shares as to which the person has:
               -------------------------------------------
               (i)     Sole power to vote or to direct the vote:                 3,900,002
               (ii)    Shared power to vote or to direct the vote:                     -0-
               (iii)   Sole power to dispose or to direct the disposition of:    3,900,002
               (iv)    Shared power to dispose or to direct the disposition of:        -0-

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

                                  SCHEDULE 13G


-----------------------                               --------------------------
CUSIP No.  88633M10                                        Page 4 of 4 pages
-----------------------                               --------------------------



Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certifications.

          Not applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: March 27, 2001              AT HOME CORPORATION


                                   By: /s/ Megan Pierson
                                      -----------------------------
                                       Megan Pierson,
                                       Senior Vice President and General Counsel